Exhibit 99.1

For immediate release	February 12, 2025

Crown Crafts Announces Third Quarter Fiscal 2025 Financial Results

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the third quarter fiscal year 2025, which ended December 29, 2024.

Third Quarter Summary

●	Net sales of $23.3 million

●	Gross profit of $6.1 million; gross margin of 26.1 percent

●	Net income of $893,000, or $0.09 per diluted share

●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our third quarter fiscal 2025 results reflect our continued ability to generate cash flow and profitability in a challenging macroeconomic environment. Our balance sheet is strong. We are efficiently lowering inventory levels from prior year even with the acquisition of Baby Boom and effectively managing our borrowings while continuing to pay a quarterly dividend,” said Olivia Elliott, President and Chief Executive Officer. “We remain focused on developing new products to drive top-line growth and are committed to maintaining our cost discipline. Although consumer discretionary income remains constrained due to ongoing economic uncertainty, we believe we are well positioned for long-term growth when more favorable economic conditions return.”

Third Quarter Fiscal 2025 Results

Net sales for the third quarter of fiscal 2025 were $23.3 million, compared to $23.8 million in the prior-year quarter. Gross margin was 26.1% versus 27.0% in the third quarter of 2024. Marketing and administrative expenses were $4.4 million, compared to $4.1 million in the third quarter of fiscal 2024. Net income was $893,000, or $0.09 per diluted share, compared to $1.7 million, or $0.17 per diluted share in the prior-year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 4, 2025, to stockholders of record at the close of business on March 14, 2025.

Conference Call

The Company will host a teleconference today at 8:00 a.m. CT to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial 844-861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. CT on May 12, 2025. To access the replay, dial 877-344-7529 and enter replay access code 5182865.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, diaper bags, bibs, toys and disposable products. The Company operates through its wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share amounts

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net sales	$23,351	$23,801	$64,023	$65,053
Gross profit	6,098	6,434	17,021	17,772
Gross profit percentage	26.1%	27.0%	26.6%	27.3%
Marketing and administrative expenses	4,397	4,107	14,108	12,189
Income from operations	1,701	2,327	2,913	5,583
Income before income tax expense	1,275	2,194	2,016	5,072
Income tax expense	382	492	585	1,182
Net income	893	1,702	1,431	3,890
Basic and diluted earnings per share	$0.09	$0.17	$0.14	$0.38

Weighted Average Shares Outstanding:
Basic	10,394	10,241	10,353	10,198
Diluted	10,394	10,241	10,354	10,200

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	December 29, 2024	March 31, 2024
Cash and cash equivalents	$1,053	$829
Accounts receivable, net of allowances	25,502	22,403
Inventories	32,376	29,709
Total current assets	61,839	54,824
Operating lease right of use assets	12,987	14,949
Finite-lived intangible assets - net	7,820	2,872
Goodwill	13,255	7,926
Total assets	$98,741	$82,706

Current maturities of long-term debt	1,990	-
Operating lease liabilities, current	3,895	3,587
Total current liabilities	18,399	10,461
Long-term debt	18,870	8,112
Operating lease liabilities, noncurrent	9,923	12,138

Shareholders’ equity	51,076	51,601
Total liabilities and shareholders’ equity	$98,741	$82,706